Exhibit 99.1

FOR IMMEDIATE RELEASE:

Data on experimental Cystic Fibrosis treatment to be presented at the
North American Cystic Fibrosis Conference October 3-6, 2002

Compound under development by MoliChem Medicines and InterMune

CHAPEL HILL, N.C. and BRISBANE, CA, September 26, 2002. Clinical trial data on Moli1901, a compound under development by MoliChem Medicines Inc. (MLCM) and InterMune Inc. (ITMN), will be presented at the Sixteenth Annual North American Cystic Fibrosis Conference in New Orleans, Oct. 3-6. Moli1901 is a 19 amino acid peptide under development for the treatment of cystic fibrosis (CF), a genetic disease characterized in the lung by abnormal chloride and water transport which leads to abnormal mucus composition, inflammation, infections and fibrosis.

Pamela Zeitlin, MD, of the Department of Pediatrics at Johns Hopkins School of Medicine in Baltimore will present “Moli1901: Novel Activator of Alternative Chloride Channels” during a symposium on activation of chloride transport in CF airways on October 6. Dr. Zeitlin will also present a poster entitled “A Safety and Pharmacokinetic Assessment of Inhaled Administration of Moli1901 in Cystic Fibrosis Patients” on October 5.

The data from both presentations cover the pharmacology and safety of a single dose of Moli1901 at four concentrations in 16 healthy participants and 16 CF patients.

In addition, Bonnie Ramsey, MD, from the University of Washington, Seattle, will review the Moli1901 development program during the plenary session on October 6 entitled “Developing Better Therapies for Patients with CF: 2002 Progress Report”.

About MoliChem

MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem’s lead product candidate, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary disease, infectious disease and cancer. For additional information about InterMune, please visit www.intermune.com.

For Further Information on MoliChem Contact:

Investor contact: Gilles Cloutier Ph.D., Chief Business Officer, 919.960.0217 or gilles@molichem.com

Media contact: Jennifer McMillan 919.929.7409 or jennifer@jmcmillaninc.com

For Further Information on InterMune Contact:

Investor contact: Myesha Edwards, 415.466.2242 or ir@intermune.com

Media contact: Jim Weiss, 415.362.5018 or weisscomm@earthlink.net